Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Salona Global Medical Device Corporation being filed with the Securities and Exchange Commission of our reports dated April 15, 2021 and February 26, 2021, relating to, respectively, the consolidated financial statements of Salona Global Medical Device Corporation for the years ended February 28, 2021 and February 29, 2020 and the financial statements of South Dakota Partners Inc. for the years ended December 31, 2020 and 2019.

/s/ SRCO Professional Corporation

CHARTERED PROFESSIONAL ACCOUNTANTS
Richmond Hill, Ontario, Canada	Authorized to practice public accounting by the
July 19, 2021	Chartered Professional Accountants of Ontario